                                 OPERATING AGREEMENT

                                          OF

                                 ALADDIN GAMING, LLC,
                          A NEVADA LIMITED LIABILITY COMPANY

                                  TABLE OF CONTENTS

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                                     ARTICLE I

                                    DEFINITIONS

1.1    Adjusted Capital Account Deficit. . . . . . . . . . . . . . . . . . .   1
1.2    Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.3    Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.4    Aladdin Enterprises . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.5    Articles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.6    Assumed Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.7    Available Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.8    Bank Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.9    Bank Lenders. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.10   Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.11   Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.12   Board Member. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.13   Board Supermajority . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.14   Capital Account . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.15   Capital Contribution. . . . . . . . . . . . . . . . . . . . . . . . .   3
1.16   Certificate of Shares . . . . . . . . . . . . . . . . . . . . . . . .   3
1.17   Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.18   Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.19   Completion Guaranty . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.20   Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.21   Covered Person. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.23   Discount Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.24   Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.25   Employment and Consulting Agreements. . . . . . . . . . . . . . . . .   4
1.26   Executive Management Committee. . . . . . . . . . . . . . . . . . . .   5
1.27   Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.28   Gaming Problem. . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.29   Gross Asset Value . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.30   Guaranteed Payment. . . . . . . . . . . . . . . . . . . . . . . . . .   6
1.31   Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
1.32   LCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
1.33   Member. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
1.34   Member Nonrecourse Debt . . . . . . . . . . . . . . . . . . . . . . .   6
1.35   Member Nonrecourse Debt Minimum Gain. . . . . . . . . . . . . . . . .   6
1.36   Member Nonrecourse Deductions . . . . . . . . . . . . . . . . . . . .   7


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1.37   Minimum Gain. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.38   Nevada Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.39   Nevada Commission . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.40   Nevada Gaming Authorities . . . . . . . . . . . . . . . . . . . . . .   7
1.41   Non-Exercise Notice . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.42   Nonrecourse Deductions. . . . . . . . . . . . . . . . . . . . . . . .   7
1.43   NRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.44   Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.45   Percentage Interest . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.46   Person. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.47   Profits and Losses. . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.48   Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.49   Purchase Option . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.50   Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.51   Records Office. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
1.52   Related Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
1.53   Required Series A Capital Account Balance . . . . . . . . . . . . . .   9
1.54   Salle Privee Facilities . . . . . . . . . . . . . . . . . . . . . . .   9
1.55   Secretary of State. . . . . . . . . . . . . . . . . . . . . . . . . .   9
1.56   Series A Preferred Return . . . . . . . . . . . . . . . . . . . . . .   9
1.57   Series A Preferred Shares . . . . . . . . . . . . . . . . . . . . . .   9
1.58   Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.59   Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.60   Substituted Member. . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.61   Total Common Shares . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.62   Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.63   Treasury Regulations. . . . . . . . . . . . . . . . . . . . . . . . .  10

                                     ARTICLE II

                                INTRODUCTORY MATTERS

2.1    Records Office. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.2    Other Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.3    Resident Agent and Registered Office. . . . . . . . . . . . . . . . .  10
2.4    Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.5    No Liability to Third Parties . . . . . . . . . . . . . . . . . . . .  11


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                                     ARTICLE III

                                      INTERESTS

3.1    Member's Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.2    Classes of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.3    UCC Election. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                     ARTICLE IV

                                  CAPITAL ACCOUNTS

4.1    Initial Capital . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.2    Capital Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.5    Additional Capital Contributions. . . . . . . . . . . . . . . . . . .  12

                                     ARTICLE V

                                 PROFITS AND LOSSES

5.1    Profits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.2    Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.3    Special Allocation to Series A Preferred Shares . . . . . . . . . . .  13
5.4    Special Allocations . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.5    Section 704(c) Allocation . . . . . . . . . . . . . . . . . . . . . .  15
5.6    Federal Income Tax. . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                     ARTICLE VI

                                   DISTRIBUTIONS

6.1    Priority Distributions. . . . . . . . . . . . . . . . . . . . . . . .  16
6.2    Tax Distributions . . . . . . . . . . . . . . . . . . . . . . . . . .  16
6.3    Distributions on Common Shares. . . . . . . . . . . . . . . . . . . .  16
6.4    Limitations on Distribution . . . . . . . . . . . . . . . . . . . . .  17


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                                     ARTICLE VII

                                       MEMBERS


7.1    Powers of Members . . . . . . . . . . . . . . . . . . . . . . . . . .  17
7.2    Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . .  17
7.3    Action by the Members . . . . . . . . . . . . . . . . . . . . . . . .  17
7.4    Meetings of Members . . . . . . . . . . . . . . . . . . . . . . . . .  17
7.5    Waiver of Notice. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
7.6    Adjourned Meetings and Notice Thereof . . . . . . . . . . . . . . . .  18
7.7    Action by Written Consent . . . . . . . . . . . . . . . . . . . . . .  18
7.8    Telephonic Meetings . . . . . . . . . . . . . . . . . . . . . . . . .  18
7.9    Quorum. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                    ARTICLE VIII

                          RESIGNATION, TRANSFER OF SHARES,
                          CHANGE IN CONTROL, TRUST MEMBERS

8.1    Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
8.2    Transfers of Interests. . . . . . . . . . . . . . . . . . . . . . . .  19
8.3    Gaming Control Act. . . . . . . . . . . . . . . . . . . . . . . . . .  19
8.4    Further Restriction on Transfer of Shares . . . . . . . . . . . . . .  19
8.5    Gaming Holdings Shares. . . . . . . . . . . . . . . . . . . . . . . .  19

                                     ARTICLE IX

                                 BOARD OF MANAGERS

9.1    Board of Managers . . . . . . . . . . . . . . . . . . . . . . . . . .  20
9.2    Powers and Duties of the Board. . . . . . . . . . . . . . . . . . . .  20
9.3    Election of Officers. . . . . . . . . . . . . . . . . . . . . . . . .  21
9.4    Removal, Resignation and Vacancies. . . . . . . . . . . . . . . . . .  21
9.5    Meetings of the Board . . . . . . . . . . . . . . . . . . . . . . . .  21
9.6    Compensation of Board Members; Compensation of Officers . . . . . . .  22
9.7    Expense Reimbursements. . . . . . . . . . . . . . . . . . . . . . . .  22


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                                      ARTICLE X

                        ACCOUNTING, RECORDS AND BANK ACCOUNTS

10.1   Records and Accounting. . . . . . . . . . . . . . . . . . . . . . . .  23
10.2   Access to Accounting Records. . . . . . . . . . . . . . . . . . . . .  23
10.3   Annual Tax Information. . . . . . . . . . . . . . . . . . . . . . . .  23
10.4   Obligations of Members to Report Allocations. . . . . . . . . . . . .  23
10.5   Tax Status. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                     ARTICLE XI

                           DISSOLUTION OF THE COMPANY AND
                         TERMINATION OF A MEMBER'S INTEREST

11.1   Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
11.2   Company's Option To Purchase Bankrupt Member's Interest . . . . . . .  24
11.3   Distribution on Dissolution and Liquidation . . . . . . . . . . . . .  24

                                    ARTICLE XII

                     LIABILITY, EXCULPATION AND INDEMNIFICATION

12.1   Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
12.2   Fiduciary Duty. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
12.3   Outside Businesses. . . . . . . . . . . . . . . . . . . . . . . . . .  26
12.4   Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
12.5   Indemnity for Actions By or In the Right of  the Company. . . . . . .  27
12.6   Indemnity If Successful . . . . . . . . . . . . . . . . . . . . . . .  27
12.7   Determination of Right to Indemnification . . . . . . . . . . . . . .  27
12.8   Advance Payment of Expenses . . . . . . . . . . . . . . . . . . . . .  28
12.9   Other Arrangements Not Excluded . . . . . . . . . . . . . . . . . . .  28
12.10  Errors and Omissions Insurance. . . . . . . . . . . . . . . . . . . .  28
12.11  Property of the Company . . . . . . . . . . . . . . . . . . . . . . .  29
12.12  Violation of this Agreement . . . . . . . . . . . . . . . . . . . . .  29


                                          v

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                                    ARTICLE XIII

                              MISCELLANEOUS PROVISIONS

13.1   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
13.2   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
13.3   Membership Certificates . . . . . . . . . . . . . . . . . . . . . . .  29
13.4   Complete Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  30
13.5   Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
13.6   Applicable Law; Jurisdiction. . . . . . . . . . . . . . . . . . . . .  30
13.7   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
13.8   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
13.9   Facsimile Copies. . . . . . . . . . . . . . . . . . . . . . . . . . .  31
13.10  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
13.11  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
13.12  No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . .  31

                                 OPERATING AGREEMENT

                                          OF

                                 ALADDIN GAMING, LLC,
                          A NEVADA LIMITED LIABILITY COMPANY



       This Operating Agreement of Aladdin Gaming, LLC, a Nevada limited liability company (the "Company") is made and entered into at Las Vegas, Nevada, as of this 26th day of February, 1998, by and between the Company and Aladdin Gaming Holdings, LLC, a Nevada limited liability company ("Gaming Holdings").


                                   R E C I T A L S

       A. The Company was formed on January 24, 1997 pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes;

       B. On or prior to the date hereof Gaming Holdings has made the Capital Contributions set forth on Schedule 1 in exchange for the number of Common Shares set forth on Schedule 1, and has been admitted as the sole member of the Company.

       C. Gaming Holdings and the Company desire by this Agreement to set forth their agreement as to the relationships between the Company and the Members, and among the Members themselves and as to the conduct of the business and the internal affairs of the Company.

       THEREFORE, in consideration of the mutual covenants, agreements and promises made herein, the parties hereto agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

            1.1 ADJUSTED CAPITAL ACCOUNT DEFICIT. "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                    (a) increase such Capital Account by any amounts which such Member is obligated to contribute to the Company pursuant to the terms of this Agreement or otherwise, or is deemed to be obligated to contribute pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                    (b) reduce such Capital Account by the amount of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

            The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            1.2 AFFILIATE. "Affiliate" means, with respect to a specified Person, any other Person who or which is (a) the principal of the specified Person, (b) directly or indirectly Controlling, Controlled by or under common Control with the specified Person, or (c) any member, director, officer, manager, relative or spouse of the specified Person.

            1.3 AGREEMENT. "Agreement" means this Operating Agreement, as amended from time to time.

            1.4 ALADDIN ENTERPRISES. "Aladdin Enterprises" means Aladdin Gaming Enterprises, Inc., a Nevada limited liability company.

            1.5 ARTICLES. "Articles" means the Articles of Organization of the Company, as amended from time to time.

            1.6 ASSUMED RATE. "Assumed Rate" shall initially mean 40%. The Board may adjust this rate upward or downward from time to time to avoid any material discrepancy between the prevailing Assumed Rate and the effective average rate of tax applicable to taxable income allocated from the Company to Gaming Holdings. For this purpose, the effective average rate of tax of Gaming Holdings or any other pass-through entity for tax purposes shall be determined by reference to the members thereof.

            1.7 AVAILABLE CASH. "Available Cash" means cash available in the accounts of the Company, less reasonable reserves established by the Board based on an assessment of the Company's needs for the payment of Company expenses, operations and contingencies.

            1.8 BANK FINANCING. "Bank Financing" means the financing under a senior credit facility in the amount of $410 million effective as of the date hereof between the Company as borrower and the Bank Lenders.

            1.9 BANK LENDERS. "Bank Lenders" means a syndicate of lenders, including The Bank of Nova Scotia, Canadian Imperial Bank of Commerce and Merrill Lynch Capital Corporation.

            1.10 BANKRUPTCY. "Bankruptcy" means, and a Member shall be referred to as a "Bankrupt Member" upon, (a) the entry of a decree or order for relief against the Member by a court of competent jurisdiction in any voluntary or involuntary case brought by or against the Member under any bankruptcy, insolvency or similar law (collectively, "Debtor Relief Laws") generally affecting the right of creditors and relief of debtors now or hereafter in effect; (b) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for the Member or for any substantial part of the Member's assets or property; (c) the ordering of the winding up or liquidation of the Member's affairs; (d) the filing of a petition by or against the Member in any such voluntary or involuntary bankruptcy case, which petition remains not dismissed for a period of 180 days or which is not dismissed or suspended pursuant to
Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States Bankruptcy Law); (e) the consent by the Member to the entry of an order for relief in a voluntary or involuntary case under any Debtor Relief Laws or to the appointment of, or the taking of any possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for the Member or for any substantial part of the Member's assets or property; or (f) the making by the Member of any general assignment for the benefit of the Member's creditors.

            1.11 BOARD. "Board" means the Board of Managers of the Company, as provided for in Section 9.1.

            1.12    BOARD MEMBER.  "Board Member" means a member of the Board.

            1.13 BOARD SUPERMAJORITY. "Board Supermajority" means an affirmative vote of at least eighty percent of the Board Members.

            1.14 CAPITAL ACCOUNT. "Capital Account" means, with respect to any Member or Disassociated Member, the capital account maintained for such Member or Disassociated Member as set forth in Section 4.2 after giving effect to the adjustments set forth in Section 4.3.

            1.15 CAPITAL CONTRIBUTION. "Capital Contribution" means the total amount of cash and the agreed fair market value (net of liabilities) of any property contributed at any time to the capital of the Company by a Member.

            1.16 CERTIFICATE OF SHARES. "Certificate of Shares" means a certificate of the Company representing Shares in the Company.

            1.17 CODE. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

            1.18 COMMON SHARES. "Common Shares" means Shares with rights and obligations as provided in Section 3.2(b).

            1.19 COMPLETION GUARANTY. "Completion Guaranty" means any of (a) the Guaranty of Performance and Completion dated as of the date hereof, made by the Trust, Aladdin Bazaar Holdings, LLC and LCI Parent in favor of the Bank Lenders, (b) the Guaranty of Performance and Completion dated as of the date hereof, made by the Trust, Aladdin Bazaar Holdings, LLC and LCI Parent in favor of the holders of the Discount Notes or (c) the Guaranty of Performance and Completion to be entered into after the date hereof by the Trust, Aladdin Bazaar Holdings, LLC and LCI Parent in respect of the Aladdin development.

            1.20 CONTROL. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have corresponding meanings.

            1.21 COVERED PERSON. "Covered Person" means (a) a Member or any Affiliate of a Member, (b) any officers, directors, shareholders, members, controlling Persons, partners, employees, representatives or agents of a Member or a Board Member, (c) any Board Member, officer, employee, representative or agent of the Company or its Affiliates, or (d) any Person who was, at the time of the act or omission in question, a Person described in any of the preceding clauses (a) through (c).

            1.22 CUMULATIVE TAX LIABILITY ACCOUNT. "Cumulative Tax Liability Account" means, with respect to each Member for any Quarter, the product of (a) the Assumed Rate and (b) the excess of the cumulative amount of federal taxable income or gain expected to be allocated to such Member in respect of its Common Shares for such Quarter and actually allocated or expected to be allocated for all prior Quarters pursuant to Article V, over the cumulative amount of federal taxable loss or deduction allocated to such Member in respect of its Common Shares for such Quarter and actually allocated or expected to be allocated for all prior Quarters pursuant to Article V.

            1.23 DISCOUNT NOTES. "Discount Notes" means 13.5% senior discount notes accreting to an aggregate principal amount of $221.5 million at maturity, due 2010 issued by Gaming Holdings and Aladdin Capital Corp. on or about the date hereof.

            1.24 DISTRIBUTION. "Distribution" means a distribution of cash or other property made by the Company with respect to Shares, including upon dissolution or liquidation of the Company or in respect of a redemption of Shares, but shall not mean payments or transfers of cash or other property to Members for reasons other than their ownership of Shares.

            1.25 EMPLOYMENT AND CONSULTING AGREEMENTS. "Employment and Consulting Agreements" means (a) the Employment and Consulting Agreement effective January 1, 1997 entered into by and among Goeglein, the Company, Aladdin Gaming and Aladdin Holdings as amended on January 30, 1998 and February 26, 1998, (b) the Consulting Agreement effective January 1, 1997 entered into by and among GAI, the Company, Aladdin Gaming and Aladdin

Holdings as amended on January 30, 1998 and February 26, 1998, (c) the Employment Agreement effective April 15, 1997 entered into by and among McKennon, the Company, Aladdin Gaming and Aladdin Holdings as amended on February 26, 1998, (d) the Employment Agreement effective July 1, 1997 entered into by and among Klerk, the Company, Aladdin Gaming and Aladdin Holdings as amended on February 26, 1998, (e) the Employment Agreement effective July 1, 1997 entered into by and among Rueda, the Company, Aladdin Gaming and Aladdin Holdings as amended on February 26, 1998, (f) the Employment Agreement effective July 1, 1997 entered into by and among Galati, the Company, Aladdin Gaming and Aladdin Holdings as amended on February 26, 1998.

            1.26 EXECUTIVE MANAGEMENT COMMITTEE. "Executive Management Committee" means the committee of the management of the Company with the day-to-day responsibility for the operation of the Company's business, as provided for in Section 9.2.

            1.27 FISCAL YEAR. "Fiscal Year" means the period commencing on January 1 of each calendar year and terminating on December 31 of the same calendar year, or such other period as determined by the Board and permitted by the Code, the Treasury Regulations or any other applicable laws.

            1.28 GAMING PROBLEM. "Gaming Problem" means circumstances such that any Member, any Affiliate of any Member or any Related Party of any Member or of any Affiliate of any Member may preclude or materially delay, impede or impair the ability of the Company to obtain or retain any licenses required by the Nevada Gaming Authorities for the conduct of business of the Company and its Subsidiaries, or such as may result in the imposition of materially burdensome terms and conditions on any such license.

            1.29 GROSS ASSET VALUE. "Gross Asset Value" means, with respect to any Company asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                    (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset on the date of contribution; PROVIDED, that the Gross Asset Value of any asset (other than cash) contributed by a Member shall be as set forth on Schedule 1;

                    (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective fair market values as of the following times:
(i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); PROVIDED, however, that the adjustment pursuant to clauses (i) and (ii) shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                    (c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of the Distribution; and

                    (d) the Gross Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); PROVIDED, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Board determines that an adjustment pursuant to paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

            If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

            1.30 GUARANTEED PAYMENT. "Guaranteed Payment" means a payment determined without regard to income of the Company, made to a Member for the use of capital, as described under Section 707(c) of the Code.

            1.31 INTEREST. "Interest" means the entire ownership interest of a Member in the Company at any time, including the right of such Member to any and all benefits to which a Member may be entitled as provided under the NRS and in this Agreement and includes the ownership interests in respect of both Common Shares and Series A Preferred Shares.

            1.32 LCI. "LCI" means London Clubs Nevada, Inc., a Nevada corporation.

            1.33 MEMBER. "Member" means a Person who has been admitted to the Company as a member in accordance with the NRS and this Agreement.

            1.34 MEMBER NONRECOURSE DEBT. "Member Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for "partner non-recourse debt".

            1.35 MEMBER NONRECOURSE DEBT MINIMUM GAIN. "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in accordance with Treasury Regulations Sections 1.704-2(i)(3).

            1.36 MEMBER NONRECOURSE DEDUCTIONS. "Member Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(l) and 1.704-2(i)(2) for "partner non-recourse deductions".

            1.37 MINIMUM GAIN. "Minimum Gain" means the amount determined by computing, with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed (in a taxable transaction) of the Property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

            1.38 NEVADA ACT. "Nevada Act" means the Nevada Gaming Control Act (or any successor statute), and any rules or regulations promulgated thereunder.

            1.39 NEVADA COMMISSION. "Nevada Commission" means the Nevada Gaming Commission.

            1.40 NEVADA GAMING AUTHORITIES. "Nevada Gaming Authorities" means the Nevada Commission, the Nevada State Gaming Control Board and any other applicable governmental or administrative state or local agency involved in the regulation of gaming or gaming activities in the State of Nevada.

            1.41 NON-EXERCISE NOTICE. "Non-Exercise Notice" has the meaning ascribed thereto in Section 11.2.

            1.42 NONRECOURSE DEDUCTIONS. "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c).

            1.43 NRS. "NRS" means the Nevada Revised Statutes, as amended from time to time.

            1.44 OFFICERS. "Officers" means the officers of the Company, as elected by the Board from time to time.

            1.45 PERCENTAGE INTEREST. "Percentage Interest" means, with respect to a specified Member, the proportionate share of such Member's Common Shares in the Company, computed by dividing the number of Common Shares held by such Member by the Total Common Shares.

            1.46 PERSON. "Person" means a natural person, any form of business or social organization and any other nongovernmental legal entity, whether domestic or foreign, including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

            1.47 PROFITS AND LOSSES. "Profits" and "Losses" mean, for any applicable period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                    (a) any income of the Company that is exempt from gross income for federal income tax purposes and not otherwise taken into account in computing Profits or Losses shall be included in computing Profits or Losses;

                    (b) any expenditures of the Company that are described in Code Section 705(a)(2)(B) or that are treated as expenditures described in that Code Section pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall reduce Profits or Losses;

                    (c) in the event that the Gross Asset Value of any Company asset is adjusted pursuant to clause (b), (c) or (d) of the definition thereof, such adjustment shall be taken into account as gain or loss from disposition of such asset for purposes of computing Profits and Losses;

                    (d) gain or loss resulting from a disposition of property with respect to which gain or loss has been recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such value;

                    (e) an amount equal to the depreciation, depletion, amortization, and gain or loss or other cost recovery reduction allowable with respect to an asset for such Fiscal Year or other period, determined in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) shall be taken into account in computing Profits or Losses; and

                    (f) notwithstanding any other provisions of this definition, any items of income, gain, loss or deduction which are specifically allocated shall not be taken into account in computing Profits or Losses.

            1.48 PROPERTY. "Property" means all assets of the Company, including all real, personal and intangible property, or any portion thereof.

            1.49 PURCHASE OPTION. "Purchase Option" has the meaning ascribed thereto in Section 11.2.

            1.50 QUARTER. "Quarter" means any three month period commencing on January 1, April 1, July 1 or October 1 of any year during the term of this Agreement.

            1.51 RECORDS OFFICE. "Records Office" means the records office of the Company maintained in the State of Nevada.

            1.52 RELATED PARTY. "Related Party" means, in respect of a Member, its Affiliates, and the Member's and the Affiliates' respective shareholders, partners, members, directors and officers.

            1.53 REQUIRED SERIES A CAPITAL ACCOUNT BALANCE. "Required Series A Capital Account Balance" means, as of the date of determination, the sum of
(a) the Capital Contributions with respect to the Series A Preferred Shares, plus (b) the sum of (i) the cumulative Series A Preferred Return and (ii) any premium currently due and payable on the Discount Notes, less (c) any actual Distributions previously made with respect to the Series A Preferred Shares (other than Distributions made pursuant to Section 6.2). It is anticipated that the Required Series A Capital Account Balance will be $221,500,000 on March 1, 2003.

            1.54 SALLE PRIVEE FACILITIES. "Salle Privee Facilities" means facilities open to the public at large, consisting of (a) a gaming facility, containing approximately 20 to 30 high limit tables and approximately 100 high limit slot devices, located on the mezzanine level directly above the main gaming floor of the Aladdin hotel and casino;(b) a super-premium gourmet restaurant facility, located adjacent to and as part of the gaming facility of the Salle Privee Facilities and containing a separate kitchen, a bar, approximately 25 dining tables inside the restaurant, as well as several additional dining tables located in a roof garden accessible through the restaurant;(c) an exclusive hospitality facility comprising approximately 25 double-module luxury suites, 5 triple-module suites, a concierge facility and guest bar and lounge, to be located in the main tower of the Aladdin hotel and casino;(d) a separate entrance and reception area for guests of the Salle Privee Facilities, offering secure and discrete access for arrivals and departures; and
(e) vertical and horizontal circulation infrastructure providing for private elevator access to the hospitality facility and private corridor access from the hospitality facility to the gaming facility of the Salle Privee Facilities.

            1.55 SECRETARY OF STATE. "Secretary of State" means the office of the Nevada Secretary of State.

            1.56 SERIES A PREFERRED RETURN. "Series A Preferred Return" means, as of the date of determination, with respect to a holder of Series A Preferred Shares, (a) in respect of the first five years after the initial issuance of the Series A Preferred Interests, an amount equal to the product of
(i) 13.5 % on a semi-annual bond equivalent basis and (ii) the Required Series A Capital Account Balance, and (b) beginning in the sixth year after the initial issuance of the Series A Preferred Interests, an amount equal to the product of
(i) 13.5% per annum and (ii) $221.5 million.

            1.57 SERIES A PREFERRED SHARES. "Series A Preferred Shares" means cumulative and compounding preferred Shares with rights and obligations as provided in Section 3.2(c).

            1.58    SHARE.    "Share" represents a share of an Interest in the
Company held by a Member, and includes Common Shares and Series A Preferred Shares.

            1.59 SUBSIDIARY. "Subsidiary" means, with respect to a specified Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the specified Person. Unless a contrary intention is indicated in this Agreement, any reference to a Subsidiary shall mean a Subsidiary of the Company.

            1.60 SUBSTITUTED MEMBER. "Substituted Member" means the transferee of a Member's Shares, or a permitted successor or assign of such Member who is admitted to the Company as a Member.

            1.61 TOTAL COMMON SHARES. "Total Common Shares" means all issued and outstanding Common Shares.

            1.62 TRANSFER. "Transfer" means any transfer, sale, conveyance, distribution, hypothecation, pledge, encumbrance, assignment or other disposal, either voluntary or involuntary.

            1.63 TREASURY REGULATIONS. "Treasury Regulations" means the U.S. federal income tax regulations promulgated by the U.S. Treasury Department under the Code and codified at Title 26 of the Code of Federal Regulations, as amended from time to time.


                                      ARTICLE II

                                 INTRODUCTORY MATTERS

            2.1 RECORDS OFFICE. The Company shall continuously maintain in the state of Nevada a Records Office, which may, but need not be, a place of its business in the state of Nevada, at which it shall keep all records identified in NRS 86.241. As of the date hereof, the Records Office shall be 2810 West Charleston Boulevard, Suite F-58, Las Vegas, Nevada 89102. The Records Office may be changed to another location within the State of Nevada as the Board may from time to time determine.

            2.2 OTHER OFFICES. The Company may establish and maintain other offices at any time and at any place or places as the Members may designate or as the business of the Company may require.

            2.3 RESIDENT AGENT AND REGISTERED OFFICE. The resident agent for service of process shall be as set forth in the Articles. The resident agent may be changed as the Board may from time to time determine. The Company shall have as its registered office in the state of Nevada the street address of its resident agent.

            2.4 PURPOSE. The Company is organized for the purpose(s) of developing, constructing, financing, owning and operating hotels and casinos and related businesses and to engage in such other lawful enterprises as may be incidental or appurtenant to the foregoing.

            2.5 NO LIABILITY TO THIRD PARTIES. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.
 .

                                     ARTICLE III

                                      INTERESTS

            3.1 MEMBER'S INTEREST. A Member's Interests shall for all purposes be personal property. A Member shall have no interest in specific Company assets or property, including any assets or property contributed to the Company by such Member as part of any Capital Contribution.

            3.2 CLASSES OF SHARES. (a) The Shares shall be divided between Common Shares and Series A Preferred Shares.

                    (b) There shall be authorized 10,000,000 Common Shares.
Each of such Shares shall have identical rights and terms in all respects except as specifically set forth in this Agreement. The Common Shares shall have rights to an allocation of Profits and Losses and to any Distributions as may be authorized under this Agreement and under the NRS. Except as specifically provided in this Agreement or under the NRS, the Common Shares collectively shall have all management and voting rights of the Company.

                    (c) There shall be authorized 5,000,000 Series A Preferred Shares. Each of such Shares shall have identical rights and terms in all respects. The Series A Preferred Shares shall have rights to an allocation of Profits and Losses, other allocations and any Distributions as may be authorized under this Agreement and under the NRS. Except as specifically provided in this Agreement or the NRS, the Series A Preferred Shares shall not have management or voting rights under the NRS or otherwise. Notwithstanding anything, express or implied, to the contrary in this Agreement but subject to the following sentence, at any relevant date, the aggregate Distribution, redemption and liquidation preference (without duplication) that the Members holding Series A Preferred Shares are entitled to receive from the Company prior to any Distribution with respect to Common (other than tax Distributions and any other mandatory Distributions provided for in Article IV) shall equal the Required Series A Capital Account Balance. Nothing in the foregoing sentence shall be interpreted to override the limitations of Members' liabilities and obligations to the Company and other Members set forth in Sections 2.5, 4.6 and 7.2. The Series A Preferred Shares may be redeemed at the option of the Company, but in no event shall any Series A Preferred Shares be redeemed for an amount less than the portion of the Required Series A Capital Account Balance attributable to such Shares.

            3.3 UCC ELECTION. The Company hereby irrevocably elects that all Interests shall be securities governed by Article 8 of the Uniform Commercial Code. Each Certificate of Shares shall bear the following legend:
"This certificate evidences an interest in Aladdin Gaming, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code." No change to this provision shall be effective until the all outstanding Certificates of Shares have been surrendered for cancellation and any new Certificates of Shares thereafter issued shall not bear the foregoing legend.


                                      ARTICLE IV

                                   CAPITAL ACCOUNTS

            4.1 INITIAL CAPITAL. As of the date hereof the capital of the Company shall be the Capital Contributions of the Members on or prior to the date hereof in such amounts or value as are set forth opposite the name of each Member on Schedule 1, such Capital Contributions made in exchange for the Shares indicated on Schedule 1. No such initial Capital Contributions shall be accepted by the Company and no Shares shall be issued until all necessary approvals under the Nevada Act are obtained with respect to such Capital Contribution and issuance of Shares.

            4.2 CAPITAL ACCOUNTS. Capital Accounts shall be established on the Company's books representing the Members' respective Capital Contributions to the Company. A separate Capital Account shall be maintained for each Member and, for book purposes, separated into a contribution account and an income
(loss) account for each class of Shares held by each Member at any time maintained in accordance with the accounting methods elected to be followed by the Company. The Capital Account of each contributing Member shall be credited with the amount of such Member's initial Capital Contribution and any subsequent Capital Contributions upon receipt thereof by the Company; PROVIDED, however, that the Capital Account of a Member shall not be credited with the amount of any Capital Contribution until all necessary approvals under the Nevada Act are obtained with respect to such initial Capital Contribution.

            4.3 ADJUSTMENT OF CAPITAL ACCOUNTS. To the extent consistent with Section 5.4, the Member's Capital Account shall be maintained and adjusted in accordance with the Code and the Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(iv).

            4.4 RIGHTS WITH RESPECT TO CAPITAL; INTEREST. No Member shall have the right to withdraw or receive any return of such Member's Capital Contribution, and no Capital Contribution must be returned in the form of property other than cash except as specifically provided herein. No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed profits left on deposit with the Company.

            4.5 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as specifically provided in this Agreement, the Keep Well Agreement or the Contribution Agreement,

(a) no Member shall be required to make an additional Capital Contribution to the Company, or to make any loan (or cause any loan to be made) to the Company, and (b) no Member shall have the right to make an additional Capital Contribution to the Company without the consent of the Company.


                                      ARTICLE V

                                  PROFITS AND LOSSES

            5.1 PROFITS. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, Profits for any Fiscal Year shall be allocated among the Members holding Common Shares in proportion to their Percentage Interests.

            5.2 LOSSES. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, Losses for any Fiscal Year shall be allocated in the following order and priority:

                    (a) first, to the Members holding Common Shares in proportion to and to the extent of the Members' Capital Accounts with respect to the Common Shares;

                    (b) second, to the Members holding Series A Preferred Shares to the extent of the Members' Capital Account with respect to the Series A Preferred Shares; and

                    (c) the balance, if any, among the Members holding Common Shares in proportion to their Percentage Interests.

            5.3 SPECIAL ALLOCATION TO SERIES A PREFERRED SHARES. Subsequent to any allocations pursuant to Section 5.4 but prior to any allocations pursuant to Sections 5.1 or 5.2, items of gross income of the Company shall be allocated semi-annually to the Capital Account in respect of the Series A Preferred Shares in an amount sufficient to cause the Capital Account in respect of the Series A Preferred Shares to equal the Required Series A Capital Account Balance; PROVIDED, that if there is insufficient gross income of the Company to satisfy such allocation, items of gross income, to the extent available, shall be allocated to the Capital Account in respect of the Series A Preferred Shares pursuant to the foregoing and then the Company shall make a Guaranteed Payment to the Series A Preferred Shareholders in the form of an increase in their capital accounts with respect to such Series A Preferred Shares in an amount which, together with the gross income allocation under this Section 5.3, causes the Capital Account in respect of the Series A Preferred Shares to equal the Required Series A Capital Account Balance before taking into account current year allocations under Section 5.2.

            5.4 SPECIAL ALLOCATIONS. Notwithstanding any other provision of this Article V, the following special allocations shall be made:

                    (a) MINIMUM GAIN CHARGEBACK. Except as provided in Treasury Regulations Section 1.704.2(f), notwithstanding any other provision of this
Article V, if there is a net decrease in Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member's share of the net decrease in Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g). Items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4(a) is intended to comply with the "minimum gain chargeback" provisions of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                    (b) MEMBER MINIMUM GAIN CHARGEBACK. Except as provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Sections 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.4(b) is intended to comply with the "minimum gain chargeback" requirement of Treasury Regulations
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                    (c) QUALIFIED INCOME OFFSET. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in clauses (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions of such Member as quickly as possible. Allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.4(c) were not in the Agreement. This Section 5.4(c) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3).

                    (d) GROSS INCOME ALLOCATION. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Sections 5.4(c) and 5.4(d) were not in this Agreement.

                    (e) MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

                    (f) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any year shall be specially allocated among the Members pro rata in proportion to their Percentage Interests.

                    (g) REGULATORY ALLOCATIONS. Any special allocation of items pursuant to this Section 5.4 shall be taken into account in determining subsequent allocations pursuant to Sections 5.1, 5.2 and 5.3 so that the cumulative net amount of all items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to such Member if there had never been any special allocation pursuant to this Section 5.4.

            5.5 SECTION 704(C) ALLOCATION. For tax purposes, all items of income, gain, loss, deduction, expense and credit, other than tax items corresponding to items allocated pursuant to Section 5.4, shall be allocated in the same manner as are Profits and Losses; PROVIDED that in accordance with Code
Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its fair market value. In the event that any asset of the Company is revalued pursuant to this Agreement in accordance with
Section 704 of the Code and the regulations thereunder, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value in the same manner as under Code
Section 704(c) and the Treasury Regulations promulgated thereunder. Any elections or other decisions relating to allocations referred to in this Section
5.5 shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; PROVIDED that the Company elects to apply the traditional method described in Treasury Regulations Section 1.704-3(b) without curative allocations. Allocations pursuant to this Section
5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

            5.6 FEDERAL INCOME TAX. It is the intent of the Company and its Member, that for so long as the Company has only one Member, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes, and all actions necessary to carry out such intent shall be taken by the Company or its Member.

                                      ARTICLE VI

                                    DISTRIBUTIONS

            6.1 PRIORITY DISTRIBUTIONS. Distributions of Available Cash shall be made on the Series A Preferred Shares from time to time as may be determined by the Board, PROVIDED that (i) in the 6th and each subsequent year after initial issuance of the Series A Preferred Shares a Distribution shall be made in an amount equal to the Series A Preferred Return for such year, and (ii) prior to the end of the twelfth year after the initial issuance of the Series A Preferred Shares, a Distribution in redemption of the Series A Preferred Shares shall be made in an amount equal to the portion of the Required Series A Capital Account Balance attributable to the Series A Preferred Shares redeemed.

            6.2 TAX DISTRIBUTIONS. (a) Subject to having made all Distributions provided for in Section 6.1, no later than thirty days following the end of each Quarter, the Company shall, to the extent of Available Cash, make a Distribution of cash pro-rata to each Member (based on the balance in each Member's Cumulative Liability Account) to the extent that the balance in that Member's Cumulative Tax Liability Account (determined as of the end of such Quarter) exceeds the cumulative Distributions of cash made to such Member pursuant to Section 6.2.

                    (b) If and to the extent a Member establishes, to the reasonable satisfaction of the Board, that such Member or, if such Member is a pass through entity for federal income tax purposes, its direct or indirect equity holders, will incur a material tax liability with respect to its income derived from the Company (including any liability arising under tax indemnification agreements among the members of Gaming Holdings) in excess of tax Distributions otherwise receivable, the Board may provide for appropriate additional Distributions to such Member with respect to its tax liability.

                    (c) Amounts distributed pursuant to this Section 6.2 shall be treated as non-interest bearing advances of Distributions under this Article VI, and shall be taken into account in determining the amount of future Distributions under this Article VI.

            6.3 DISTRIBUTIONS ON COMMON SHARES. (a) the Company shall be required to distribute any Available Cash (after making all required Distributions provided for in Sections 6.1 and 6.2) to Gaming Holdings, in respect of its Common Shares, in an amount sufficient to permit Gaming Holdings to satisfy any additional obligations it may have to make payments on the Discount Notes.

            (b) Subject to having made all Distributions required by Sections 6.1, 6.2 and 6.3(a), additional Distributions shall be made Quarterly as determined by the Board among the Members holding Common Shares in proportion to their Percentage Interests;

            6.4 LIMITATIONS ON DISTRIBUTION. Notwithstanding any other provision of this Agreement, the Company shall not make any Distribution if such Distribution would violate the NRS, the Nevada Act or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, but shall instead make such Distribution as soon as practicable after the making of such Distribution would not cause such violation, breach or default.


                                     ARTICLE VII

                                       MEMBERS

            7.1 POWERS OF MEMBERS. Except as provided in Section 7.3, Members shall not have the authority to bind the Company by virtue of their status as Members.

            7.2 LIMITATION OF LIABILITY. No Member shall be individually liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or any other Member, except as provided by law or in an agreement signed by the Member to be charged. No Member shall be required to loan any funds to the Company, nor shall any Member be required to make any contribution to the Company, nor shall any Member be subject to any liability to the Company, the other Members, or any third party, solely as a result of a Member's negative Capital Account balance.

            7.3 ACTION BY THE MEMBERS. Except as otherwise specifically provided in this Agreement, all actions of the Members shall be taken by the Members in proportion to their Percentage Interests at the time of the action taken. Except as otherwise specifically provided herein, the Members may vote, approve a matter or take any action by the vote of the Members at a meeting at which a quorum is present, in person or by proxy, or without a meeting by written consent as provided in Section 7.7. The vote or written consent of a majority of the Members shall be required to approve any matter or to take any action at any meeting of Members at which a quorum is present, unless a greater or lesser vote or consent is provided for by this Agreement or required by the NRS.

            7.4 MEETINGS OF MEMBERS. Meetings of the Members for any purpose may be called at any time by the Board or by one or more Members holding in the aggregate more than a ten percent Percentage Interest. Except in special cases where other express provision is made by the NRS, written notice of each meeting, signed by a Board representative or by a Member or Members, as the case may be, shall be given to each Member entitled to vote. All notices shall be sent in accordance with Section 13.1 to each Member entitled thereto not less than ten (except in respect of an adjournment of a meeting of the Members) nor more than sixty days before each meeting, and shall specify the place, date and time of such meeting, as well as the purpose or purposes for which the meeting is called.

            7.5 WAIVER OF NOTICE. The transactions carried out at any meeting of the Members, however called and noticed or wherever held, shall be as valid as though carried out at a meeting regularly called and noticed if (a) all of the Members holding Common Shares are present at the meeting or (b) a quorum of the Members is present and if, either before or after the meeting, each of the Members holding Common Shares who are not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of the meeting; PROVIDED that no Member holding Common Shares attending such meeting without notice protests prior to the meeting or at its commencement that notice was not given to such Member.

            7.6 ADJOURNED MEETINGS AND NOTICE THEREOF. Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of Members holding Common Shares present in person or represented by proxy, but in the absence of a quorum no other business may be transacted at any such meeting. When any Members' meeting is adjourned for five days or more, notice of the adjourned meeting shall be given as in the case of an original meeting, otherwise it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting other than by announcement at the meeting at which such adjournment is taken.

            7.7 ACTION BY WRITTEN CONSENT. Any action which may be taken at a meeting of Members may be taken by the Members without a meeting if authorized by the written consent of a majority of the Members, or such other greater or lesser Percentage Interest as is provided for in this Agreement or required by the NRS. Whenever action is taken by written consent, a meeting of Members need not be called nor notice of meeting given. The written consent may be executed in one or more counterparts and by facsimile, and each such consent so executed shall be deemed an original. A copy of such consent shall be sent to each Member holding Common Shares.

            7.8 TELEPHONIC MEETINGS. Members may participate in a meeting of the Members by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 7.8 constitutes presence in person at the meeting.

            7.9 QUORUM. Members holding an aggregate fifty percent Percentage Interest, represented in person or by proxy, shall constitute a quorum for the transaction of business. Except as specifically provided in this Agreement, each Member shall be entitled to vote in proportion to such Member's Percentage Interest, provided that if, pursuant to the NRS or the terms of this Agreement, a Member is not entitled to vote on a specific matter, then such Member's vote and Percentage Interest shall not be considered for purposes of determining whether a quorum is present or whether approval by the vote of the Members has been obtained in respect of such specific matter.


                                     ARTICLE VIII

                           RESIGNATION, TRANSFER OF SHARES,
                           CHANGE IN CONTROL, TRUST MEMBERS

            8.1 RESIGNATION. A Member may not resign from the Company before the dissolution and winding up of the Company, subject to the provisions of Chapter 463 of the NRS or other applicable law. Except as specifically provided in this Agreement, any right of a Member under applicable law to demand a return of that Member's Capital Contribution prior to dissolution is hereby waived.

            8.2 TRANSFERS OF INTERESTS. (a) Except for any pledge in connection with the arrangements in respect of the Bank Financing or the exercise of remedies in respect of such pledge (including, without limitation, any sale or transfer in connection with the enforcement of such pledge), the Common Shares of each Member are personal property, and such Shares may not be Transferred and any attempt to Transfer shall be null and void and of no effect whatsoever.

                    (b) Except for a pledge to the holders of the Discount Notes, the exercise of remedies in respect of such pledge, or any Transfers after foreclosure under such pledge, the holders of the Series A Preferred Shares may not Transfer any Series A Preferred Share and any attempt to do so shall be null and void and of no effect whatsoever.

            8.3 GAMING CONTROL ACT. Notwithstanding any other provision of this Agreement, no Shares or other ownership interest in the Company, and no Upstream Ownership Interest, shall be issued or Transferred in any manner whatsoever except in compliance with the provisions of the Nevada Act.

            8.4 FURTHER RESTRICTION ON TRANSFER OF SHARES. In addition to the other restrictions set forth in this Agreement, no Member may assign, convey, sell, encumber or in any way alienate all or any part of such Member's Shares, if the Shares to be assigned, conveyed, sold or encumbered, when added to the total of all other Shares assigned, conveyed, sold or encumbered in the preceding twelve months, would result in the termination of the Company under Code Section 708, if such termination will result in adverse tax consequences to the non-transferring Member.

            8.5 GAMING HOLDINGS SHARES. If the Company purchases any shares in Gaming Holdings pursuant to the Employment and Consulting Agreements, the parties agree that forthwith thereafter Gaming Holdings shall purchase such shares from the Company for a total consideration of $1.

                                      ARTICLE IX

                                  BOARD OF MANAGERS

            9.1 BOARD OF MANAGERS. (a) Except for matters expressly requiring the approval of the Members (or a percentage or class of the Members) pursuant to this Agreement or the NRS, the business and affairs of the Company shall be managed by a Board of Managers pursuant to this Article IX. Subject to the provisions of the Nevada Act and except as specifically provided in this Agreement, the Board Members shall each serve for a three year term or until such Board Member shall resign or be removed or otherwise disqualified to serve, or until such Board Member's successor shall have been appointed.

                    (b) The Board shall be comprised of Board Members appointed by Gaming Holdings to reflect the same representation that Aladdin Enterprises and LCI have on the Board of Managers of Gaming Holdings. On the date hereof, the Board Members shall be: Jack Sommer, Ronald B. Dictrow and Richard J. Goeglein as representatives of Aladdin Enterprises and Alan L. Goodenough and G. Barry C. Hardy as representatives of LCI.

            9.2 POWERS AND DUTIES OF THE BOARD. (a) The Board (or the Executive Management Committee or any Officer acting at the direction of the Board) shall manage the business affairs of the Company. The Board shall have the general powers and duties of management typically vested in a director or board of directors of a corporation, and all powers and duties necessary, advisable or convenient to administer and operate the business and affairs of the Company, and such other powers and duties as may be prescribed by the Members or implied by law. Subject to the provisions of this Agreement, such powers and duties shall include, without limitation, the following: (i) to select and remove all Officers (as more fully described in Section 9.3), agents and employees of the Company, prescribe such powers and duties for them as may be consistent with law, the Articles and this Agreement, and fix their compensation; (ii) to borrow money and incur indebtedness on behalf of the Company for the purposes of the Company, and to cause to be executed and delivered therefor, in the name of the Company, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidence of debt and securities; (iii) to change the principal office of the Company from one location to another within Nevada and to establish from time to time one or more subsidiary offices of the Company; and (iv) to enter into or commit to any agreement, contract, commitment, instrument, deed, mortgage or obligation on behalf of the Company for any Company purpose.

                    (b) For each Fiscal Year the Board shall adopt an annual operating budget, capital budget and marketing plan, which shall include a detailed operating budget and marketing plan in respect of the Salle Privee Facilities.

                    (c) The Board shall be responsible for establishing and overseeing all policies and procedures in connection with the operation of the Company's business, but shall delegate day-to-day management responsibility to the Executive Management Committee. The

Executive Management Committee shall include (without limitation) the following persons: the president and chief executive officer of the Company, the chief financial officer of the Company, the senior vice president of the Company who is the president and chief operating officer of the Aladdin hotel and casino, the senior vice president of the Company who is the president and chief operating officer of the Second Hotel and casino, the senior vice president human resources of the Company, the senior vice president electronic gaming of the Company and the managing director of the Salle Privee Facilities.

            9.3 ELECTION OF OFFICERS. Subject to the applicable provisions of the Nevada Act, the Board may from time to time elect such Officers as the Board shall deem appropriate. Subject to the provisions of this Agreement, the Board may confer upon any of the Officers such duties, authority and titles as the business of the Company may require in the reasonable judgment of the Board (including the authority to represent and bind the Company in accordance with the scope of the particular duties involved and such other general powers and duties of a type similar to those typically vested in an officer of a corporation). The Officers shall serve at the sole discretion of the Board.

            9.4 REMOVAL, RESIGNATION AND VACANCIES. (a) Board Members may be removed or appointed by Gaming Holdings at any time to ensure that Aladdin Enterprises and LCI have the same representation of the Board as they have on the Board of Managers of Gaming Holdings.

                    (b) In the event any Person elected to serve as a Board Member at any time is found by the Nevada Gaming Authorities to be unsuitable to hold a gaming license, such Person shall thereupon automatically cease to be a Board Member without any further action.

                    (c) Any Board Member may resign at any time by giving written notice to the Company and the Members. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

            9.5     MEETINGS OF THE BOARD. (a)    PLACE AND TIME OF MEETINGS.
The meetings of the Board shall be held at least Quarterly at the Records Office, unless some other place is designated in the notice of the meeting. Meetings of the Board shall be held at such times as is determined by the Board. Accurate minutes of any meeting of the Board shall be maintained by the Officer designated by the Board for such purpose.

                    (b) SPECIAL MEETINGS; NOTICE. Special meetings of the Board for any purpose may be called at any time by any Board Member. At least forty-eight hours written notice of the time and place of a special meeting of the Board shall be delivered personally to the Board Members at their last known business addresses as it is shown on the records of the Company or personally communicated to them by a Board Member or officer of the Company by telegraph or facsimile. Such telegraphing, faxing or delivery shall be considered due, legal and personal notice to such Board Member.

                    (c) WAIVER OF NOTICE. The transactions carried out at any meeting of the Board, however called and noticed or wherever held, shall be as valid as though had at a meeting regularly called and noticed if: (i) all Board Members are present at the meeting or (ii) if a majority of the Board Members are present and if, either before or after the meeting, those not present sign a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of the meeting; PROVIDED that no Board Member attending such meeting without notice protests prior to the meeting or at its commencement that notice was not given to him or her.

                    (d) ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken by the Board may be taken without a meeting and will have the same force and effect as if taken by a vote of the Board Members at a meeting properly called and noticed, if authorized by the written consent of all, but not less than all, of the Board Members. In no instance where action is authorized by written consent need a meeting of the Board be called or noticed. A copy of the action taken by written consent shall be filed with the records of the Company. The written consent may be executed in one or more counterparts and by facsimile, and each such consent so executed shall be deemed an original.

                    (e) QUORUM. Three incumbent Board Members present in person or by proxy shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board. Except as otherwise provided in this Agreement or by the NRS, the action of a majority of the Board Members present in person or by proxy at any meeting at which there is a quorum, when duly assembled, is valid. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Board Members, if any action taken is approved by a majority of the required quorum for such meeting.

                    (f) TELEPHONIC MEETINGS. Board Members may participate in a meeting of the Board by means of a telephone conference call or similar method of communication so long as all Persons participating in the meeting can hear one another. Participation in a meeting of the Board pursuant to this Section 9.5(f) constitutes presence in person at the meeting.

            9.6 COMPENSATION OF BOARD MEMBERS; COMPENSATION OF OFFICERS. The Company shall not pay any Board Member in their capacity as a Board Member any salary or other benefits, other than such insurance and/or indemnification as may be determined by the Board and is permitted under the Articles, this Agreement and the NRS. The Company shall pay to each Officer such salary and other benefits as shall be approved from time to time by the Board.

            9.7 EXPENSE REIMBURSEMENTS. The Company shall reimburse the Board Members for all expenses reasonably incurred by the Board Members on behalf of the Company or in connection with the performance of the obligations of the Board Members hereunder.

                                      ARTICLE X

                        ACCOUNTING, RECORDS AND BANK ACCOUNTS

            10.1 RECORDS AND ACCOUNTING. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business.

            10.2 ACCESS TO ACCOUNTING RECORDS. All accounting books and records of the Company, including files, tax returns and information, shall be maintained at an office of the Company or at the Records Office. Each Member, and its duly authorized representative, agent or attorney, upon written demand providing at least five days notice, shall have access to such books and records and the right to inspect, examine and copy them (at such Member's expense) at reasonable times during normal business hours. The rights authorized by this
Section 10.2 may be denied to a Member upon such Member's refusal to provide to the Company an affidavit stating that such inspection, extracts or audit is not desired for any purpose not related to the Member's interest in the Company as a Member.

            10.3 ANNUAL TAX INFORMATION. The Board shall use its best efforts to cause the Company to deliver to each Member within ninety days after the end of each Fiscal Year all information necessary for the preparation of such Member's federal income tax return. Federal, state and local tax returns of the Company, if any are required under applicable law, shall be prepared or caused to be prepared and filed in a timely manner by the Board.

            10.4 OBLIGATIONS OF MEMBERS TO REPORT ALLOCATIONS. The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of the income and loss for income tax purposes.

            10.5 TAX STATUS. For so long as the Company has only one Member, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes and the Member agrees not to take any action inconsistent with such classification for federal income tax purposes.

                                      ARTICLE XI

                            DISSOLUTION OF THE COMPANY AND
                          TERMINATION OF A MEMBER'S INTEREST

            11.1 DISSOLUTION. The Company shall be dissolved and its affairs wound up (a) at the time specified in the Articles or (b) upon the written agreement of all of the Members, in which event the Members will proceed with reasonable promptness to liquidate the Company. The death, insanity, retirement, resignation, expulsion, Bankruptcy or dissolution of any Member, or the occurrence of any other event which terminates a Member's continued membership in the Company shall not, in and of itself, cause the dissolution of the Company.

            11.2 COMPANY'S OPTION TO PURCHASE BANKRUPT MEMBER'S INTEREST. Upon the institution of a Bankruptcy by or against a Member, the Company shall have the option (the "Purchase Option"), exercisable by written notice to all the Members within 120 days of the date the Bankruptcy petition is filed by or against the Bankrupt Member, to purchase the Bankrupt Member's Common Shares, subject, however, to receipt of all required approvals under the Nevada Act (such approvals to be obtained as soon as reasonably practicable), for an agreed upon price, or if no price can be agreed upon, for the fair market value of such Common Shares at the time of such Bankruptcy, as determined by an independent qualified appraiser appointed by unanimous agreement by the Members and the Company. If they cannot agree on an appraiser, the Bankrupt Member, on the one hand, and the Company, on the other hand, shall each select an appraiser, which appraisers together shall select a third appraiser, which third appraiser shall determine the fair market value of such Common Shares, which determination shall be binding upon the parties. If the Company elects to exercise the Purchase Option, it shall pay the agreed price or the fair market value, as the case may be, of the Bankrupt Member's Shares to the Bankrupt Member, in cash, within such 120-day period or at such later time as all approvals required under the Nevada Act are obtained. If the Company elects to not exercise the Purchase Option, the Company shall notify the Bankrupt Member of its decision in writing (the "Non-Exercise Notice"), within such 120-day period.

            11.3 DISTRIBUTION ON DISSOLUTION AND LIQUIDATION. In the event of the dissolution of the Company for any reason, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 11.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

                    (a) holders of a majority of the Common Shares shall elect or appoint a liquidator;

                    (b) the liquidator shall cause to be prepared a statement setting forth the Property and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to the Members;

                    (c) the Property of the Company shall be liquidated by the liquidator as promptly as possible, but in an orderly and businesslike manner. The liquidator may, in the exercise of its business judgment, determine not to sell all or any portion of the Property, in which event such Property shall be distributed in kind based upon fair market value as of the date of such distribution;

                    (d) any Profits or Losses realized by the Company upon the sale of its Property shall be recognized and allocated to the Members in the manner set forth in Article V; and

                    (e) the proceeds of sale and all other Property of the Company shall be applied and distributed as follows and in the following order of priority:

                         (i)    to the expenses of liquidation;

                         (ii) to the payment of the debts and liabilities of the Company (including loans from Members);

                         (iii) to the setting up of any reserves which the liquidator shall determine to be reasonably necessary, for such period as the liquidator shall deem advisable, for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves shall be held by the liquidator or paid over to a bank or title company selected by it, to be held by such bank or title company as escrow holder or liquidator for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above;

                         (iv) to the holders of the Series A Preferred Shares in an amount equal to the Required Series A Capital Account Balance; and

                         (v) the balance (including amounts released from any unnecessary reserves set up pursuant to Section 11.3(e)(iii)), if any, after giving effect to all contributions, distributions and allocations for all periods, to the holders of Common Shares pro rata in proportion to their positive Capital Account balances.

            Each Member understands and agrees that by accepting the provisions of this Section 11.3 setting forth the priority of the distribution of assets of the Company to be made upon a liquidation, such Member expressly waives any right which it, as a creditor of the Company, might otherwise have to receive distributions of assets pari passu with the other creditors of the Company in connection with a distribution of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

                                     ARTICLE XII

                      LIABILITY, EXCULPATION AND INDEMNIFICATION

            12.1 EXCULPATION. (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Board or an appropriate Officer or employee of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence, fraud or willful misconduct.

                    (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

            12.2 FIDUCIARY DUTY. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, then, to the fullest extent permitted by applicable law, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

            12.3 OUTSIDE BUSINESSES. Subject to any other agreement to the contrary, any Covered Person, Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Subject to any agreement to the contrary, no Covered Person, Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Covered Person, Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

            12.4 INDEMNITY. The Company does hereby indemnify and hold harmless each Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he or she is or was a Member, Affiliate, Board Member, Officer, employee or agent of the Company, or is or was serving at the request of the Company as manager, member, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

            12.5 INDEMNITY FOR ACTIONS BY OR IN THE RIGHT OF THE COMPANY. The Company does hereby indemnify each Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Member, Affiliate, manager, Board Member, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such Covered Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

            12.6 INDEMNITY IF SUCCESSFUL. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 12.4 and 12.5, or in defense of any claim, issue or matter therein, the Company does hereby indemnify such Covered Person against expenses, including attorneys' fees actually and reasonably incurred by it in connection with the defense.

            12.7 DETERMINATION OF RIGHT TO INDEMNIFICATION. Any indemnification under Sections 12.4 and 12.5, unless ordered by a court or advanced pursuant to Section 12.8 below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. The determination must be made:

            12.8 ADVANCE PAYMENT OF EXPENSES. The expenses of Members and Board Members incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member or Board Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel of the Company other than Members or Board Members may be entitled under any contract or otherwise by law.

            12.9 OTHER ARRANGEMENTS NOT EXCLUDED. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this
Article XII:

                    (a) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles or any agreement, vote of Members, or disinterested Board Members, if any, or otherwise, for an action in their official capacity or an action in another capacity while holding their office, except that indemnification, unless ordered by a court pursuant to Section 12.5 or for the advancement of expenses made pursuant to Section 12.8, may not be made to or on behalf of any Member or Board Member if a final adjudication establishes that their acts or omissions involved intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action; and

                    (b) continue for a Person who has ceased to be a Member, Board Member, Officer, employee or agent and inures to the benefit of his or her heirs, executors and administrators.

            12.10 ERRORS AND OMISSIONS INSURANCE. (a) The Company may purchase and maintain insurance or (by a Board Supermajority) make other financial arrangements on behalf of any Covered Person for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a Board Member, an officer, director, employee or agent of the Company or of another entity at the request of the Company, or arising out of his or her status as such, whether or not the Company has the authority to indemnify him or her against such liability and expenses.

                    (b) The other financial arrangements made by the Company pursuant to Section 12.10(a) may include (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the security of its obligation of indemnification by granting a security interest or other lien on any assets of the Company; and (iv) the establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant hereto may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

                    (c) In the absence of fraud, no Board Member or Member approving the insurance or financial arrangement made pursuant to this Section
12.10 shall be subject to personal liability for such action, even if the Board Member approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

            12.11   PROPERTY OF THE COMPANY.  Any indemnification under this
Article XII shall be satisfied solely out of the Property of the Company.

            12.12 VIOLATION OF THIS AGREEMENT. Any Member who commits fraud or otherwise violates any of the terms, conditions and provisions of this Agreement will keep and save harmless the Property and the Company, and will indemnify the Company and the other Members from any and all claims, demands and actions of every kind and nature whatsoever which may arise out of or by reason of such fraud or violation.


                                     ARTICLE XIII

                               MISCELLANEOUS PROVISIONS

            13.1    NOTICES.   All notices to be given hereunder shall be in
writing and shall be addressed to the party at such party's last known address or facsimile number appearing on the books of the Company. If no such address or facsimile number has been provided, it will be sufficient to address any notice (or fax any notice that may be faxed) to such party at the Records Office of the Company. Notice shall, for all purposes, be deemed given and received,
(a) if hand-delivered, when the notice is received, (b) if sent by an internationally recognized delivery service, when the notice is received, or (c) if sent by facsimile, when the facsimile is transmitted and confirmation of complete receipt is received by the transmitting party during normal business hours. If any notice is sent by facsimile, the transmitting party shall send a duplicate copy of the notice to the parties to whom it is faxed by regular mail. If notice is tendered and is refused by the intended recipient, the notice shall nonetheless be considered to have been given and shall be effective as of the date of such refusal. The contrary notwithstanding, any notice given in a manner other than that provided in this Section 13.1 that is actually received by the intended recipient shall be deemed an effective delivery of such notice. Any party may, at any time, by giving ten days written notice to the Company, designate a new address for the giving of notice to such party.

            13.2 INSURANCE. The Company shall carry liability insurance in such amounts as deemed appropriate by the Board.

            13.3 MEMBERSHIP CERTIFICATES. The Company shall issue a Certificate to each Member to represent such Member's Shares in the Company upon execution of this Agreement and the payment of the Capital Contributions by such Member. The Company shall issue a new Certificate in place of any previously issued if the record holder of the Certificate (a) presents proof by affidavit, in form and substance satisfactory to the Board, that a previously issued Certificate has been lost, destroyed or stolen, or (b) if requested by the Board, delivers to the Company a bond, in form and substance reasonably satisfactory to the Board, with such surety or sureties and with fixed or open penalty as the Board may direct in its reasonable discretion, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate. If a Member fails to notify the Company within a reasonable time after it has knowledge of the loss, destruction or theft of a Certificate, and a transfer of the Member's Shares represented by that Certificate is registered before receiving such notification, the Company shall have no liability with respect to any claim against the Company for such transfer or for the issuance of a new Certificate consistent with such registration.

            13.4 COMPLETE AGREEMENT. This Agreement, together with the Articles to the extent referenced herein, constitute the complete and exclusive agreement and understanding of the Members with respect to the subject matter contained herein. This Agreement and the Articles replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, by and among the Members or any of them.

            13.5 AMENDMENTS. This Agreement may be amended by the Members only if all of the Members agree to the proposed amendment and such amendment is set forth in a writing signed by all Members; PROVIDED that this Agreement, including Schedule 1, shall be amended to reflect any admission of a new Member, Transfer of Shares or change in Percentage Interests pursuant to the terms of this Agreement.

            13.6 APPLICABLE LAW; JURISDICTION. This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws of that State. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any action brought against it in connection with this Agreement in said court.

            13.7 INTERPRETATION. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein. In the interpretation of this Agreement, the singular may be read as the plural, and VICE VERSA, the neuter gender as the masculine or feminine, and VICE VERSA, and the future tense as the past or present, and VICE VERSA, all interchangeably as the context may require in order to fully effectuate the intent of the parties and the transactions contemplated herein.

            13.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument, and it shall be sufficient for each party to have executed at least one, but not necessarily the same, counterpart.

            13.9 FACSIMILE COPIES. Facsimile copies of this Agreement or of any counterpart, and facsimile signatures hereon or on any counterpart, shall have the same force and effect as originals.

            13.10 SEVERABILITY. If any provision of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision shall be deemed severable and the remainder of this Agreement, and all applications thereof, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

            13.11 WAIVERS. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the party making the waiver.

            13.12 NO THIRD PARTY BENEFICIARIES. This Agreement is made solely among and for the benefit of the Members and their respective successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

            IN WITNESS WHEREOF, this Agreement was executed as of the date first-above written.

                                             ALADDIN GAMING, LLC


                                             By: /s/ Jack Sommer
                                                 -------------------------------
                                                 Name:  Jack Sommer
                                                 Title: Chairman


                                             ALADDIN GAMING HOLDINGS, LLC


                                             By: /s/ Jack Sommer
                                                 -------------------------------
                                                 Name:  Jack Sommer
                                                 Title: Chairman

                                                                 SCHEDULE 1
                                                              CAPITAL STRUCTURE


                                                                                          SERIES A
                      CAPITAL                  CAPITAL       PERCENTAGE     COMMON        PREFERRED
MEMBER              CONTRIBUTION               ACCOUNT        INTEREST      SHARES         SHARES
------              ------------               -------        --------      ------         ------

Gaming Holdings     $165 million in cash,    $322 million       100%       1,000,000      1,150,000
                    $7 million in pre-
                    development costs
                    and 100% of the
                    Aladdin site.

